                                                                      EXHIBIT 12

                             COMPUTATION OF RATIOS

                          (DOLLARS IN THOUSANDS)

EARNINGS TO FIXED CHARGES

                                                                                                         PRO FORMA
                                                                                                           DATA        PRO FORMA
                                                                   PRO FORMA                              FOR THE        DATA
                   THIRTEEN                                           DATA           NINE MONTHS           NINE         FOR THE
                    MONTHS                                          FOR THE            ENDED              MONTHS     TWELVE MONTHS
                    ENDED         YEAR ENDED DECEMBER 31,          YEAR ENDED       SEPTEMBER 30,          ENDED         ENDED
                 DECEMBER 31, ----------------------------------  DECEMBER 31, ----------------------- SEPTEMBER 30, SEPTEMBER 30,
                     1991      1992     1993     1994     1995      1995(1)       1995        1996        1996(1)       1996(1)
                 ------------ -------  -------  -------  -------  ------------ ----------- ----------- ------------- -------------
                                                                               (UNAUDITED) (UNAUDITED)                (UNAUDITED)
Fixed charges
Interest
 expense, net...   $ 7,776    $ 6,385  $ 4,979  $ 2,967  $ 5,093    $12,522      $ 2,786     $ 7,438      $ 9,415       $12,539
Capitalized
 interest.......         0          0      253    2,140    2,742        --         2,716         277          --            --
Amortization
 expense........       263        190      202      287      243        243          177         254          254           320
Rent interest
 expense........       587        265      310      248      248        248          172         151          151           226
                   -------    -------  -------  -------  -------    -------      -------     -------      -------       -------
Fixed charges...   $ 8,626    $ 6,840  $ 5,744  $ 5,642  $ 8,326    $13,013      $ 5,851     $ 8,120        9,820       $13,085
                   =======    =======  =======  =======  =======    =======      =======     =======      =======       =======
Rent expense
 (operating
 leases)........     1,778        802      939      751      751        751          522         457          457           686
Factor(2).......        33%        33%      33%      33%      33%        33%          33%         33%          33%           33%
                   -------    -------  -------  -------  -------    -------      -------     -------      -------       -------
Rent interest
 expense........       587        265      310      248      248        248          172         151          151           226
                   =======    =======  =======  =======  =======    =======      =======     =======      =======       =======
Pretax income...    26,923     29,547   30,293   30,635   23,934     16,505       20,063      16,794       14,817        17,872
Fixed charges...     8,626      6,840    5,744    5,642    8,326     13,013        5,851       8,120        9,820        13,085
Capitalized
 interest.......         0          0     (253)  (2,140)  (2,742)       --        (2,716)       (277)         --            --
                   -------    -------  -------  -------  -------    -------      -------     -------      -------       -------
Earnings........   $35,549    $36,387  $35,784  $34,137  $29,518    $29,518      $23,198     $24,637      $24,637       $30,957
                   =======    =======  =======  =======  =======    =======      =======     =======      =======       =======
Ratio...........     4.12x      5.32x    6.23x    6.05x    3.55x       2.27x       3.96x       3.03x        2.51x         2.37x

--------

(1) Adjusted to give effect to the issuance of the Senior Subordinated Notes due 2006 and the application of the net proceeds therefrom, as if such transactions had occurred as of the beginning of the period presented.
(2) Estimate of percent of lease payment that is interest.

EBITDA TO CASH INTEREST EXPENSE

                                    PRO FORMA DATA PRO FORMA DATA PRO FORMA DATA
                                       FOR THE        FOR THE        FOR THE
                                    TWELVE MONTHS   NINE MONTHS   TWELVE  MONTHS
                                        ENDED          ENDED           ENDED
                                     DECEMBER 31,  SEPTEMBER 30,  SEPTEMBER 30,
                                       1995(1)        1996(1)         1996(1)
                                    -------------- -------------- --------------
      EBITDA.......................    $41,761        $30,728        $40,029
      Cash Interest Expense........     12,522          9,415         12,539
      Ratio........................      3.34x          3.26x          3.19x

--------

(1) Adjusted to give effect to the issuance of the Senior Subordinated Notes due 2006 and the application of the net proceeds therefrom, as if such transactions had occurred as of the beginning of the period presented.

TOTAL DEBT TO EBITDA

                                          PRO FORMA DATA      PRO FORMA DATA
                                              AS OF               AS OF
                                       DECEMBER 31, 1995(1) SEPTEMBER 30, 1996
                                       -------------------- ------------------
      Current portion of long-term
       debt...........................       $  1,189            $  1,476
                                             ========            ========
      Long-term debt, less current
       portion
        Credit facility...............       $ 19,500            $ 19,500
        Senior Subordinated Notes due
         2006.........................        100,000             100,000
        Other long-term debt..........          6,441               6,296
                                             --------            --------
                                             $125,941            $125,796
                                             ========            ========
          Total debt..................       $127,130            $127,272
                                             ========            ========

                         PRO FORMA DATA   PRO FORMA DATA      PRO FORMA DATA
                            FOR THE           FOR THE             FOR THE
                           YEAR ENDED       NINE MONTHS        TWELVE MONTHS
                          DECEMBER 31,  ENDED SEPTEMBER 30, ENDED SEPTEMBER 30,
                            1995(1)           1996(1)             1996(1)
                         -------------- ------------------- -------------------
      EBITDA............    $41,761           $30,728            $40,029
      Ratio.............      3.04x               N/A              3.18x

--------

(1) Adjusted to give effect to the issuance of the Senior Subordinated Notes due 2006 and the application of the net proceeds therefrom, as if such transactions had occurred as of the beginning of the period presented.